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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

                           Filed by the Registrant [_]
                 Filed by a Party other than the Registrant [X]

                 Check the appropriate box:

            [_]  Preliminary Proxy Statement
            [_]  Confidential, for Use of the Commission Only
                 (as permitted by Rule 14a-6(e)(2))
            [_]  Definitive Proxy Statement
            [_]  Definitive Additional Materials
            [X]  Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  RYERSON INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                 HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
                                       AND
            HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1) Title of each class of securities to which transaction applies:__________
    2) Aggregate number of securities to which transaction applies:_______________
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):__________________________
    4) Proposed maximum aggregate value of transaction:_________________________
    5) Total fee paid:__________________________________________________________
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:__________________________________________________
    2) Form, Schedule or Registration Statement No.:____________________________
    3) Filing Party:
    4) Date Filed:_______________________________________________

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

The following press release was issued by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. on June 11, 2007.


PRESS RELEASE
-------------------------------------------------------------------------------

            HARBINGER CAPITAL PARTNERS FILES LAWSUIT AGAINST RYERSON
                            TO COMPEL ANNUAL MEETING
-------------------------------------------------------------------------------

NEW YORK, JUNE 11, 2007 -- Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, "Harbinger") today announced that they have filed a lawsuit in Delaware, the state in which Ryerson Inc. (NYSE: RYI) is incorporated, requesting that the Delaware Chancery Court compel Ryerson to hold an annual meeting of stockholders no later than 45 days from the entry of the Court's order.

Under Delaware law, any stockholder may petition the Court to compel that an annual meeting of stockholders be conducted if a company fails to hold an annual meeting or take action by written consent to elect directors for a period of 13 months after its last annual meeting. Harbinger is the beneficial holder of approximately 9.7 percent of Ryerson's outstanding shares. Ryerson has not held an annual meeting of stockholders since May 9, 2006, and accordingly, has failed to meet its obligation under Delaware law.

As previously announced, Harbinger seeks the election of seven independent directors to replace the majority of the existing Board of Directors of Ryerson Inc. at the Company's 2007 annual meeting of stockholders. Harbinger's experienced and independent director nominees include Mr. Keith E. Butler, Mr. Eugene I. Davis, Mr. Daniel W. Dienst, Mr. Richard Kochersperger, Mr. Larry J. Liebovich, Mr. Gerald Morris and Mr. Allen Ritchie. Harbinger detailed its intention in a written notice to Ryerson's Board of Directors, filed in a
Schedule 13-D amendment, on January 3, 2007.

As laid out in the Harbinger complaint, after cancelling its annual meeting previously scheduled for May 11, 2007, Ryerson has refused to set a new date for its annual meeting. Ryerson's failure to reschedule the 2007 meeting denies the Company's stockholders their most fundamental right - the right to vote for their directors and to exercise control over the Company, which is mandated by law and the cornerstone of corporate democracy.

Larry Clark, Managing Director of Harbinger Capital Partners, said: "Ryerson's actions speak volumes about their opinion of stockholder rights. Instead of empowering and creating value for stockholders, Ryerson's current management and Board of Directors have ignored stockholders and delayed due process."

Clark added, "We truly believe in the value and potential of Ryerson's business but we do not believe that Ryerson's Board and management team are the right stewards for this company. Our goal with today's legal action is to give stockholders an opportunity to be heard at the earliest possible date and vote for directors with the experience necessary to drive performance."

ABOUT HARBINGER CAPITAL PARTNERS
The Harbinger Capital Partners investment team located in New York City manages in excess of $8 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on medium to long-term equity investments with a primarily long bias, with flexibility to use other investment strategies and types of securities when attractive opportunities arise.

Investor contact:
Harbert Management Corporation - John McCullough - 205-987-5576

Media contact:
Sard Verbinnen & Co - Dan Gagnier or Shannon Provost - 212-687-8080

ADDITIONAL INFORMATION

HARBINGER INTENDS TO MAKE A PRELIMINARY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE RYERSON INC. 2007 ANNUAL MEETING. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF RYERSON INC. FOR USE AT THE 2007 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO RYERSON INC. STOCKHOLDERS AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS AND WILL BE CONTAINED IN THE SCHEDULE 13D FILED BY HARBINGER AND IN AMENDMENTS THERETO.


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